UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): October 11, 2005
                                                         ----------------

                                MR3 Systems, Inc.
                                -----------------
             (Exact name of registrant as specified in its charter)

              Delaware                   000-32343                62-0259003
              -----------                ---------                ----------
(State or other jurisdiction of         (Commission           (I.R.S. Employer
 incorporation or organization)         File Number)         Identification No.)

         435 Brannan Street, Suite #200, San Francisco, California 94107
         ---------------------------------------------------------------
                    (Address of principal executive offices)

         Registrant's telephone no., including area code: (415) 947-1090
                                                          --------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

      On May 31, 2005, MR3 Systems, Inc. ("MR3" or the "Company") entered into a Stock Purchase and Loan Option Agreement ("SPLOA") with MRD Holdings Inc. ("MRD"), a Delaware corporation, with its corporate address located at The Naaman's Building Suite 206, 305 Silverside Road, Wilmington, Delaware, for the purpose of providing a vehicle for investment of funds into the Company through the purchase of 400,000 shares of Series B Preferred Stock for the total aggregate price of $1 million. Each share of Series B Preferred Stock is convertible into common shares of the Company at the rate of twenty-five (25) common shares for each share of Series B Preferred Stock. This transaction was more fully disclosed in the Company's Current Report on Form 8-K filed with the Commission on June 20, 2005.

      At closing of the aforementioned stock sale transaction, the Company also authorized and issued to MRD a ninety-day option ("Option") to purchase from the Company in any combination, (a) Notes in the maximum aggregate principal amount of $4.5 million, and/or (b) 2,534,090 shares of Series B Preferred Stock, par value of $.01 per share, with a purchase price of approximately $1.78 per share. The amount of Preferred shares designated was determined on the basis such that if MRD elected to convert the Notes into Series B Preferred Stock, then the number of shares of Preferred shares, when converted into common stock and when combined with the Preferred shares purchased at the closing, would constitute, upon issuance, 51.0% of the issued and outstanding voting and capital stock of the Company. MRD had the right, but not the obligation to exercise its Option within the allocated 90-day period. The original agreement specified a 90-day term for the option, but the Company subsequently elected to modify the option period to 180 days from date of execution of the SPLOA.

      Upon exercise by MRD of its $4.5 million option for the purchase of such Preferred shares, the Company was further obligated to issue to MRD a warrant representing MRD's continuing right to purchase that number of shares of common stock of the Company representing 51% of the total number of shares of capital stock of the Company as of the closing date, calculated on a fully-diluted as converted-to-common basis.

      Concurrent with its original $1 million investment in the Company, MRD and the Company entered into a joint project (Project B Phase 1) involving the extraction and purification of Cobalt (Co), Nickel (Ni), Tungsten (W), and Tantalum (Ta) from a large industrial slag pile located in Austria. In July 2005, the Company received an initial payment of $35,000 from MRD in connection with the Phase I technical assessment of the required unit operations for the extraction of the aforementioned metals. The Company has initiated a bench scale review and validation of the chemistry, extraction, and processing parameters, which will constitute the Phase I technology flow sheet, so as to determine the economic validity of the prospective commercial processing project. In August 2005, the Company received a second payment of $35,000 from MRD as full payment totaling $70,000 for funding the Phase I study as proposed by the Company.

      On June 20, 2005, MRD and the Company amended its SPLOA agreement (Amendment #1) to provide for, among other terms, an obligation on MRD's part to exercise its $4.5 million option contingent on the Company's successful completion of the bench validation and performance analysis of Project B Phase
1. Under Phase 1, MRD provided feedstock materials containing the targeted elements to MR3 for the Company to characterize the mineralogy and composition of the feedstock. MR3 then proceeded to determine the optimum conditions for leaching the targeted elements into an aqueous solution. Using MR3 resins and media, the Company successfully developed an extraction and separation methodology for the isolation of the targeted elements. Based on its positive results, MR3 has provided a proposed flow sheet to MRD for a scaled-up commercial level toll processing facility.

      As a consequence of the Company's successful performance under Project B Phase 1 noted above, the parties executed an Option Exercise Agreement dated September 26, 2005 that provides for the purchase of $4.5 million in Preferred shares of the Company's stock pursuant to a mutually agreed payment schedule. Final adoption of the Option Exercise Agreement was contingent of the delivery of a Project B Phase 1 report to MRD, which was electronically delivered on October 11, 2005.

      The amount of Preferred shares to be issued pursuant to the $4.5 million investment was adjusted to an aggregate total of 2,658,146 shares from the original calculated amount of 2,534,090 shares, as specified in the SPLOA. The purchase price per share was also adjusted to $1.69 per Preferred share from the original purchase price of $1.78 to reflect the increased amount of Preferred shares to be provided to MRD. The adjustment in Preferred shares was necessary to comply with the term of the SPLOA agreement that provides MRD with a 51% ownership position of the Company's voting and capital stock of the should all Preferred shares be converted into common shares. Additional common shares of the Company' stock had been issued to various shareholders during the interim period between the execution of the original SPLOA agreement and the exercise of the MRD option.

      Payment of the $4.5 million option is scheduled in three $1.5 million increments on October 28, November 28, and December 9, 2005. In consideration for $1.5 million payments, the Company will issue to MRD 886,048 Series B Convertible Preferred shares (convertible at a ratio of 25 common to 1 Preferred) on October 28 and November 28, 2005. On December 9, 2005, in consideration of the final $1.5 million payment, the Company will issue an additional 886,048 Preferred shares or such other number of Preferred shares that provides for MRD to maintain its 51% ownership position. In the event that the full $4.5 million payment is not made to the Company, the amount of Preferred shares authorized for issuance to MRD will revert back to the aggregate amount of Preferred shares (convertible at a ratio of 25 to 1) that would result from the total funds provided to the Company under the option divided by $2.50.

Item 3.02 Unregistered Sales of Equity Securities

      See Item 1.01.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1  Amendment #1 to SPLOA Agreement dated June 20, 2005.
10.2 Option Exercise Agreement between MRD Holdings, Inc. and MR3 Systems dated September 26, 2005

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                MR3 Systems, Inc.


                                                By: /s/ William C. Tao
                                                    ------------------
                                                    William C. Tao
                                                    Chief Executive Officer

Date: October 13, 2005